Vanguard Emerging Markets Stock Index Fund
Supplement to the Prospectus and Summary Prospectus
New Target Index
Effective immediately, Vanguard Emerging Markets Stock Index Fund has begun tracking its new target index, the FTSE Emerging Index, as previously approved by the Fund?s board of trustees. The board believes that the new index is wellconstructed and offers comprehensive coverage of the Fund's market segment. In addition, Vanguard?s agreement with FTSE may result in considerable savings to shareholders over time in the form of lower expense ratios. The new index measures the same market segment as the previous index, so the investment objective and risks described in the Fund's current prospectus have not changed. The Fund's new target index could provide different investment returns (either lower or higher) or different levels of volatility from those of the previous index.
Prospectus and Summary Prospectus Text Changes
The paragraph under ?Primary Investment Strategies is replaced with the following:
The Fund employs an indexing investment approach by investing substantially all (approximately 95%) of its assets in the common stocks included in the FTSE Emerging Index, while employing a form of sampling to reduce risk.
The FTSE Emerging Index includes approximately 851 common stocks of companies located in emerging markets around the world. As of May 31, 2013, the largest markets covered in the Index were China, Brazil, Taiwan, and India (which made up approximately 20%, 15%, 13%, and 9%, respectively, of the Index's market capitalization).
The following credit line is added:
Vanguard Emerging Markets Stock Index Fund (the "Fund") is not in any way sponsored, endorsed, sold, or promoted by FTSE International Limited
("FTSE") or the London Stock Exchange Group companies (?LSEG?) (together the "Licensor Parties"), and none of the Licensor Parties make any claim, prediction, warranty, or representation whatsoever, expressly or impliedly, either as to (i) the results to be obtained from the use of the FTSE
Emerging Index (the "Index") (upon which the Fund is based), (ii) the figure at which the Index is said to stand at any particular time on any particular day or otherwise, or (iii) the suitability of the Index for the purpose to which it is being put in connection with the Fund. None of the Licensor Parties have provided or will provide any financial or investment advice or recommendation in relation to the Index to Vanguard or to its clients. The Index is calculated by FTSE or its agent. None of the Licensor Parties shall be (a) liable (whether in negligence or otherwise) to any person for any error in the Index or (b) under any obligation to advise any person of any error therein. All rights in the Index vest in FTSE. "FTSE?" is a trademark of LSEG and is used by FTSE under licence.
Prospectus Text Changes
The following replaces similar text in the More on the Funds section under the heading "Security Selection":
Emerging Markets Stock Index Fund. The Fund invests in the common stocks included in the FTSE Emerging Index, while employing a form of sampling to reduce risk. The FTSE Emerging Index includes approximately 851 common stocks of companies located in emerging markets around the world.
As of May 31, 2013, the largest markets covered in the Index were China, Brazil, Taiwan, and India (which made up approximately 20%, 15%, 13%, and 9%, respectively, of the Index's market capitalization).
Emerging markets can be substantially more volatile, and substantially less liquid, than both U.S. and more developed foreign markets. Therefore, the Fund may expose investors to a higher degree of volatility and illiquidity than funds that invest in more developed markets. As of May 31, 2013, the Fund had an asset-weighted median market capitalization of $17 billion.
Vanguard Emerging Markets Stock Index Fund (the ?Fund?) is not in any way sponsored, endorsed, sold, or promoted by FTSE International Limited ("FTSE") or the London Stock Exchange Group companies (?LSEG?) (together the "Licensor Parties"), and none of the Licensor Parties make any claim, prediction, warranty, or representation whatsoever, expressly or impliedly, either as to
(i) the results to be obtained from the use of the FTSE Emerging Index
(the "Index") (upon which the Fund is based), (ii) the figure at which the Index is said to stand at any particular time on any particular day or otherwise, or (iii) the suitability of the Index for the purpose to which it is being put in connection with the Fund. None of the Licensor Parties have provided or will provide any financial or investment advice or recommendation in relation to the Index to Vanguard or to its clients.
The Index is calculated by FTSE or its agent. None of the Licensor Parties shall be (a) liable (whether in negligence or otherwise) to any person for any error in the Index or (b) under any obligation to advise any person of any error therein. All rights in the Index vest in FTSE.
"FTSE" is a trademark of LSEG and is used by FTSE under license.
 2013 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor. PS 533B 062013